Exhibit 99.1

NEWS RELEASE

For further information

Keith Wilson

Executive Vice President and

Chief Financial Officer

(585) 340-2970

keith.wilson@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Commences Offering of Senior Notes

FAIRPORT, N.Y. (June 18, 2007) – PAETEC Holding Corp. (NASDAQ GS: PAET) announced today that it plans to offer $300 million aggregate principal amount of senior notes due 2015 in a private offering to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States in reliance on Regulation S under the Securities Act.

The net proceeds from the offering will be used to repay term loans outstanding under PAETEC’s existing credit facility.

The offering is expected to be completed during the week of June 25, 2007, subject to market conditions.

The senior notes will not be registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About PAETEC

PAETEC (NASDAQ: PAET) is personalizing business communications for medium and large businesses, enterprise organizations and institutions across the United States. We offer a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.